FORM 8-A
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              AMERICAN DRUG COMPANY
             (Exact name of registrant as specified in its charter)


Delaware                                                13-3729186
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

9 West 57th Street, New York, NY                          10019
(Address of principal executive offices)                (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:      None


     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ |X| ]

     Securities Act registration statement file number to which this form relates: None

     Securities to be registered pursuant to Section 12(g) of the Act:


                     Common Stock, par value $.01 per share
                                 Title of Class



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Item 1.   Description of Registrant's Securities to be Registered

Common Stock

          The authorized capital stock of the Company consists of 30,000,000 shares of common stock, $.01 par value (the "Common Stock"). As of April 15, 1999, 13,020,155 shares of Common Stock were issued and outstanding. There are no shares of preferred stock issued or outstanding.

          The following summary of terms and provisions of the Company's capital stock does not purport to be complete. Reference should be made to the Company's Certificate of Incorporation and By-laws, and to applicable law, for the complete description of the terms and provisions of the Company's capital stock.

          Each share of Common Stock is entitled to one vote per share on all matters, including the election of directors. Since holders of the Common Stock do not have cumulative voting rights, the holders of shares having more than 50% of the voting power, if they choose to do so, may elect all of the Company's directors and the holders of the remaining shares would not be able to elect any directors. The holders of Common Stock have no preemptive rights, nor are there any redemption or sinking fund rights with respect to the Common Stock.

          The holders of Common Stock are entitled to share equally in any dividends that may be declared. In the event of liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share equally in the corporate assets available for distribution to stockholders after the payment of or reservation for corporate debts and liabilities and liquidation preferences of, and unpaid dividends on, any class of preferred stock which may then be outstanding. None of the shares has any preemptive or redemption rights or sinking fund provisions applicable to it, and all the presently outstanding shares are fully paid and non-assessable.

Warrants

          Each Warrant entitles the registered holder (the "Warrantholder") to purchase one share of Common Stock at $.75 per share, subject to adjustment (the "Exercise Price") and subject to the cancellation provisions referred to below until August 5, 2000 (the "Expiration Date").

          The Exercise Price, the number of shares of Common Stock purchasable upon the exercise of each Warrant and the number of Warrants outstanding are subject to adjustment upon the occurrence of certain events, including (a) the payment of certain dividends or distributions in shares of Common Stock to holders of Common Stock, (b) certain combinations, subdivisions or reclassifications of Common Stock and (c) certain distributions to the holders of Common Stock of evidences of indebtedness of the Company, certain assets (which include cash dividends or distributions payable out of consolidated earnings or earned surplus), shares of stock other than Common Stock and certain subscription rights.

          In the event of a consolidation of merger or sale of property of the Company as an entirety or substantially as an entirety, the Company or surviving or purchasing corporation will provide for the Warrantholder to receive upon the exercise of a Warrant the kind and amount of property he would have received if he had exercised the Warrant immediately prior to such action.

           At any time prior to the Expiration Date, the Company shall have the right to cancel all outstanding Warrants if the closing price of the Common Stock as quoted by the OTC Bulletin Board(R) during any ten (10) consecutive trading days shall equal or exceed $1.00 per share.

          The Warrant Agreement and the rights of Warrantholders thereunder may be modified by the Company and the Warrant Agent with the written consent of the holders of not less than a majority in number of the Warrants the outstanding; provided, however, that no modification of the terms upon which Warrants are exercisable or may be cancelled, or reduction of the percentage required for modification, may be made without the consent of the holder of each outstanding Warrant affected thereby. The Warrant Agreement contains provisions permitting the Company and the Warrant Agent, without the consent or concurrence of any Warrantholder, to supplement or amend the Warrant Agreement in order to cure any ambiguity, to correct or supplement any provision that may be defective or inconsistent with any other provisions or to make any other provisions that the Company and the Warrant Agent deem necessary or desirable and that do not adversely affect, alter or change the interest of the Warrantholders.

Item 2. Exhibits

            1. Amended Certificate of Incorporation of the Registrant. Incorporated herein by reference to Exhibit 3 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

            2.    By-laws of the Registrant. Incorporated herein by reference to
                  Exhibit 3.2 of the Registrant's Registration Statement on Form S-1 filed on July 22, 1994, Registration Statement No. 33-78252.

            3. Form of Warrant Agreement, dated as of August 5, 1994, between the Registrant, The Harris Trust Company of New York, as Warrant Agent, and the holder of Warrants from time to time. Incorporated herein by reference to Exhibit 10.8 of the Registrant's Registration Statement on Form S-1 filed on July 22, 1994, Registration Statement No. 33-78252.


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                           AMERICAN DRUG COMPANY
                                                    (Registrant)


                                           Richard T. Grad
                                           President and Chief Executive Officer

                                     EXHIBTS


Exhibit No.


    3. Amended Certificate of Incorporation of the Registrant. Incorporated herein by reference to
                           Exhibit 3 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

    3.1 By-laws of the Registrant. Incorporated herein by reference to Exhibit 3.2 of the Registrant's Registration Statement on Form S-1 filed on July 22, 1994, Registration Statement No. 33-78252.

   10. Form of Warrant Agreement, dated as of August 5, 1994, between the Registrant, The Harris Trust Company of New York, as Warrant Agent, and the holder of Warrants from time to time. Incorporated herein by reference to Exhibit 10.8 of the Registrant's Registration Statement on Form S-1 filed on July 22, 1994, Registration Statement No.
                           33-78252.